FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Wednesday, April 16, 2008

TO:  Shareholders of First Citizens Bancshares, Inc.

                The annual meeting of shareholders of First Citizens Bancshares, Inc. will be held in the Lipford Room of First Citizens National Bank, One First Citizens Place, Dyersburg, Tennessee, on April 16, 2008 at 10:00 a.m. to act upon the following items of business:

1.             To elect seven directors for a term of three years expiring in 2011.

2.             To ratify the appointment of Alexander Thompson Arnold PLLC as auditors for the year ending December 31, 2008.

3.             To transact such other business as may properly come before the meeting or any adjournment thereof.

We describe these items of business in more detail in the accompanying proxy statement. Shareholders of record at the close of business February 14, 2008 are entitled to notice of and to vote at the meeting.

                Please date, sign and return the enclosed proxy immediately in the stamped envelope provided.  It is important that you sign and return the proxy, even though you plan to attend the meeting in person.  You may revoke the proxy at any time before the proxy is exercised by giving written notice to us or by advising us at the meeting. If you will need special assistance at the meeting because of a disability, please contact Judy Long, Secretary at (731) 287-4254.

 This 14th day of March 2008.

                               By Order of the Board of Directors
                               /s/ Katie S. Winchester
                               Chairman

First Citizens Bancshares, Inc.
One First Citizens Place
Dyersburg, Tennessee 38024

Proxy Statement
Annual Meeting of Shareholders
April 16, 2008

Solicitation

                The proxy accompanying this statement is solicited by and on behalf of the board of directors of First Citizens Bancshares, Inc. (the "Company") for use at the annual meeting of shareholders to be held April 16, 2008 and any adjournment thereof.  The time and place of the meeting is set forth in the accompanying notice of meeting.

                We will pay the expense of preparing, assembling, printing and mailing the proxy statement and materials used in the solicitation of proxies for the meeting.  We will solicit proxies principally through use of the mail, but our officers, directors and employees may solicit proxies personally or by telephone, without receiving special compensation therefor.  Brokers, custodians, and similar parties will be requested to send proxy material to beneficial owners of stock and will be reimbursed for reasonable expenses.  We anticipate mailing this proxy statement and accompanying proxy to shareholders on or about March 14, 2008.

                We will vote all proxies in the accompanying form, which are properly executed and returned to management, in accordance with your directions.  You may revoke any proxy you delivered to us at any time before it is exercised if you provide written notice to Judy Long, Secretary of the Company.  If you are present at the meeting and wish to vote in person, you may advise the Chairman of your intention to vote in person.  In this case, we will suspend powers of proxy holders with respect to your proxy.

                If you return your proxy but do not specify how you wish your shares to be voted, we will vote the shares represented by your executed proxy "for" the nominees for election as directors and "for" the ratification of Alexander Thompson Arnold PLLC to serve as the Company's auditors for the year ending December 31, 2008.  If any other business is properly presented at the meeting, we will vote your proxy in accordance with recommendations of our board of directors.

Voting Securities

                At the close of business February 14, 2008, we had 3,717,593 shares of common stock outstanding and entitled to vote.  You are entitled to one vote, in person or by proxy, for each share of common stock you owned as of February 14, 2008, our record date.

                In connection with the election of directors, you may cumulate your shares if you are present at the meeting and give notice at the meeting prior to the voting for election of directors, of your intention to vote cumulatively.  If you give this notice, then all shareholders eligible to vote will be entitled to cumulate their shares in voting for the election of directors.  Cumulative voting allows you to cast a number of votes equal to the number of shares held in your name as of the record date, multiplied by the number of directors to be elected. You may cast votes for any one nominee, or you may distribute your votes among as many nominees as you wish.  If cumulative voting is declared at the meeting, we will cumulate votes represented by proxies delivered pursuant to this proxy statement at the discretion of the proxy holder, in accordance with management's recommendation.

                If cumulative voting is not declared at the meeting, director nominees will be elected by a plurality of the votes cast in person or by proxy at the meeting.

                The ratification of Alexander Thompson Arnold PLLC to serve as the Company's auditors for the year ending December 31, 2008 will require the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting.

                The approval of all other matters submitted to the shareholders will require the affirmative vote of a majority of the shares of common stock present or represented by proxy at the meeting.

Ownership of Our Stock by Directors and Executive Officers

                The following table sets forth the number of shares of common stock owned by our directors, nominees and named executive officers as of the record date:

Beneficial Owners	Beneficial Ownership	Percent of Class(1)
Jeffrey D. Agee	9,049(2)	*
Eddie Eugene Anderson	32,390	*
Sherrell Armstrong	372(2)	*
J. Walter Bradshaw	48,309	1.30%
Laura Beth Butler	100(2)	*
William C. Cloar	20,208	*
James Daniel Carpenter	3,226	*
Richard W. Donner	8,978	*
Bentley F. Edwards	886	*
Larry W. Gibson	6,887	*
Christian E. Heckler	250(2)	*
Ralph E. Henson	29,450(2)	*
Barry T. Ladd	3,426(2)	*
John M. Lannom	26,840	*
Stallings Lipford	32,919(2)	*
Judy Long	3,019(2)	*
Milton E. Magee	51,302	1.38%
Allen G. Searcy	23,406	*
G.W. Smitheal	32,211	*
David R. Taylor	2,544	*
Larry S. White	59,189	1.59%
P.H. White, Jr.	13,393	*
Dwight Steven Williams	4,724	*
Katie S. Winchester	2,015(2)	*
Joseph S. Yates	4,611	*
Directors, nominees and executive officers as a group (25 persons)	419,704	11.29%

* Less than one percent.

(1)	Based on 3,717,593 shares of common stock outstanding as of the record date.

(2)	Does not include shares held through the First Citizens National Bank Employee Stock Ownership Plan & Trust (ESOP). Within the ESOP as of December 31, 2007, Mr. Agee, Mr. Armstrong, Ms. Butler, Mr. Heckler, Mr. Henson, Mr. Ladd, Mr. Lipford, Ms. Long, and Ms. Winchester hold 15,946 shares, 2,635 shares, 167 shares, 355 shares, 25,022 shares, 21,267 shares, 22,252 shares, 16,505 shares and 22,470 shares, respectively.

Principal Shareholders

                As of the record date, only one entity beneficially owns in excess of 5% of the common stock of the Company:

Name and Address	Beneficial Ownership	Percent of Class
First Citizens National Bank Employee Stock Ownership Plan & Trust	746,572	20.08%

Proposal I.  Election of Directors

                Our board of directors consists of 22 members with approximately 1/3 of the terms expiring in 2009, another 1/3 in 2010 and the remaining 1/3 in 2011.  At the meeting you will be asked to elect the following individuals nominated by the board of directors to serve a term of three years.  Once elected, each director shall serve the stated term or until his successor has met the necessary qualifications and has been elected.  Should any nominee determine that he/she is unable to serve, the persons named in the accompanying proxy intend to vote for the balance of those named.  Each member of the Company's board of directors also serves as a director on the board of First Citizens National Bank, a wholly owned subsidiary of the Company (the "Bank").

                The following tables set forth information (as of February 14, 2008) for each of our nominees to become directors and for directors whose terms expire in the years 2009 and 2010.  There are no directors that hold other directorships with another public company or any registered investment company.

NOMINEES FOR ELECTION WHOSE TERMS WILL EXPIRE IN 2011

Name and Principal Occupation for Past Five Years	Age	Director Since

J. WALTER BRADSHAW	46	1993
Vice President and Director, Bradshaw & Co. Insurors, an independent insurance agency.

LARRY W. GIBSON	61	1995
President, Roberts-Gibson, Inc., gasoline jobber company.

ALLEN G. SEARCY	66	1999

Secretary of Allen Searcy Builder-Contractor, Inc. President of Crestwood Development Corp.  Vice President of Building Solutions, Inc.  Mr. Searcy is also a partner in Allen's Building Materials, Inc. in Union City, TN and owner of commercial real estate and rental properties.

DAVID R. TAYLOR	61	1997
2003 President and CEO of Forcum-Lannom Contractors, LLC a company of engineers, contractors, and developers. Previously served as President and CEO of Centex Engineering and Construction.

DWIGHT STEVEN WILLIAMS	52	1991
Owner and President, Johnson-Williams Funeral Home. Partner, West TN Golf, LLC.

KATIE S. WINCHESTER	67	1990
Chairman of the Company and the Bank. Previously served as President, CEO and Vice Chairman of the Company and the Bank.

JOSEPH S. YATES	45	2005
President, General Appliance and Furniture Company, retail furniture and appliance outlet.

The board of directors recommends a vote "FOR" each of the nominees listed above.

INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2010

Name and Principal Occupation for Past Five Years	Age	Director Since

WILLIAM C. CLOAR	71	1991
Retired 1998 from Dyersburg Fabrics, Inc., a textile manufacturing plant.

JAMES DANIEL CARPENTER	58	1993
Partner, Flatt Heating & Air Conditioning.

RICHARD W. DONNER	57	1985
2001 President of Trenton Mills.

BENTLEY F. EDWARDS	50	1997

Executive Vice President and Director of Burks Enterprises, Inc., a distributor of Dr. Pepper-Pepsi Cola products.  Chief Operating Officer of Burks Beverage, L.P.  Partner, Pennward Associates and P & E Management, Inc.

RALPH E. HENSON	66	1997
Executive Vice President of the Bank. Previously served as and Chief Credit Officer of the Bank and Vice President of the Company until making the transition to part time employment at 12/31/2006.

STALLINGS LIPFORD	78	1960
Chairman Emeritus of the Board of the Bank and the Company. Previously served as Chairman of the Board of the Company and the Bank.

LARRY S. WHITE	59	1997

President of White & Associates Insurance Agency, Inc., a general insurance agency offering all lines of insurance.  Managing Partner of First Citizens/White & Associates Insurance Company, LLC (50% owned subsidiary of First Citizens National Bank)

*Less than one percent.

INCUMBENTS WHOSE TERMS WILL EXPIRE IN 2009

Name and Principal Occupation for Past Five Years	Age	Director Since

JEFFREY D. AGEE	47	2005
President and CEO of the Company and the Bank. Previously served as Executive Vice President and CFO of the Bank and Vice President and CFO of the Company.

EDDIE EUGENE ANDERSON	60	1984
Partner, Anderson Farms II.

CHRISTIAN E. HECKLER	40	2006
April 2006 appointed Regional President of the Southwest Region for the Bank. Previously served as Community Bank President and Commercial Lender.

BARRY T. LADD	67	1996
Retired as of December 31, 2006. Previously served as Executive Vice President and Chief Administrative Officer of the Company and the Bank.

JOHN M. LANNOM	54	1999
Attorney at Law
Private Legal Practice, Chairman and Chief Executive Officer of Forcum Lannom, Incorporated.

MILTON E. MAGEE	71	1969
Retired, Chic Farm Co., general farming. Partner Magee and Taylor, FLP, and J&M FLP, general farming.

G.W. SMITHEAL	52	1993
Partner, Smitheal Farm & Biesel and Smitheal Cattle Company

P.H. WHITE, JR.	76	1978
Owner, P.H. White Farms, general farming and P.H. White Company, manufacturer and distributor of livestock insecticide applicators.

*Less than one percent.

Corporate Governance

Director Independence

                 A majority of the company's directors are independent as defined below.  Katie S. Winchester, Stallings Lipford, Jeffrey D. Agee and Christian E. Heckler are not considered independent directors, as all are executive officers.  Also not considered independent are Mr. Ladd who retired as Executive Vice President and Chief Administrative Officer as of December 31, 2006 and Mr. Henson who became a part time employee as of December 31, 2006.  Mr. Henson previously served as Chief Credit Officer of First Citizens National Bank.  Although Mr. Larry White meets the criteria defined below for independence, the Corporate Governance Committee does not consider Mr. White to be independent because he serves as Managing Partner of First Citizens/White and Associates Insurance Company, LLC, which is a 50% owned subsidiary of the Bank. The Corporate Governance annually reviews relationships that exist between the Company and a director and his or her related interests for the purpose of determining whether the director is independent.  The full board conducts this review on directors serving as members of the Corporate Governance Committee.  A director is presumed to be independent unless the director (or their immediate family members)

  is/was a current/former employee/executive of the Company during the last 3 years;

  is/was a current/former employee/partner of the Company's current or former independent auditors during the last 3 years;

  is an owner, partner, employee, director of an entity with material relationships (makes payments to, or receives payments from the Company which exceed the greater of $1 million, or 2% of the entity's gross revenues) with the Company, either as a vendor or customer, except in situations where revenues are generated as a result of a competitive bid process in which the board determines the business relationship is in the best interest of the Company; and

  receives more than $100,000 per year in direct compensation from the Company other than director and related fees.

Board and Committee Meetings

                   Our board of directors met 6 times in 2007, while the Bank's board of directors held 13 meetings.  All directors attended a minimum of 75% of all meetings of the board and committees on which they served during the fiscal year.  The Company's board of directors has no specific committees.  However, the Bank's board of directors has an Audit Committee and a Corporate Governance/Nominating/Compensation Committee.  On April 18, 2007, the board appointed members of the Audit Committee and the Corporate Governance/Nominating/ Compensation Committee to serve for one year.

                All members of the Audit Committee and the Corporate Governance/ Nominating/Compensation Committee are "independent" as defined in our Corporate Governance Guidelines and as described above in the section entitled "Director Independence."  The Audit Committee charter requires members of the committee to be financially literate.  No member of the committee would be considered a "financial expert" as defined by Securities and Exchange Commission guidelines.

                The Audit Committee held 6 meetings in 2007.  The committee's meetings included, whenever appropriate, sessions with independent auditors and the Company's senior internal auditor, in each case without the presence of management.

                Directors serving as members of the Corporate Governance Committee also serve as the Nominating and Compensation Committees.  The Corporate Governance/Nominating/Compensation Committee met 6 times during 2007.

                The Audit Committee charter, the Corporate Governance/Nominating/Compensation Committee charter and the definition of "independence" can be found in the "Investor Relations" section of our website at www.firstcitizens-bank.com.

Although we have no specific policy with regard to attendance by directors of the annual meeting, all directors attended the annual meeting in 2007.

Nominations to the Board of Directors

                The Corporate Governance/Nominating/Compensation Committee assists the board in identifying individuals qualified to become directors and recommending to the board nominees to be voted upon at the next annual meeting of shareholders.

                The committee has responsibility for the selection and composition of the board. In fulfilling that commitment, the committee seeks members from diverse professional backgrounds who combine a broad spectrum of experience and expertise with a reputation for integrity.  The process for nominees to be proposed for election to the board other than those made by the existing board is discussed in detail in the section entitled "Proposals by Shareholders/Director Selection."

Audit Committee Report

Members of the Audit Committee listed below report as follows:

  The Audit Committee has reviewed and discussed the financial statements with management.
  The Audit Committee has discussed with independent auditors matters required to be discussed by the statement on Auditing Standards No. 61, as amended.
  The Audit Committee has received written disclosures and the letter from independent accountants required by Independence Standards Board Standard No. 1 and has discussed with independent accountants the independent accountants' independence.

                Based on the review and discussions referred to above, the Audit Committee recommended to the Company's board of directors that the audited financial statements be included in the Company's annual report on Form 10-K for the year ended December 31, 2007 and filed with the Securities and Exchange Commission.

Audit Committee Members
David R. Taylor, Chairman
Eddie E. Anderson
Bentley S. Edwards
John M. Lannom
G. W. Smitheal

Audit Fees

                Total fees paid to Alexander Thompson Arnold PLLC for the fiscal years ended December 31, 2007 and 2006 are as follows:

	2007	2006
Audit Fees	$90,300	$86,310
Audit-Related Fees	0	0
Tax Fees	17,088	20,506
Total	$107,388	$106,816

Compensation

                   The Corporate Governance Committee also functions as the Compensation Committee.  Compensation issues were considered during 3 of the 7 Corporate Governance Committee meetings held in 2007.

Compensation Committee Interlocks and Insider Participation

                   The Compensation Committee consists of 5 directors as identified in the Compensation Committee Report.  No member of this committee is an officer of the Company, the Bank or any of its subsidiaries and all are considered independent based on guidelines described above.  No member of the Compensation Committee serves on the compensation committee of any other publicly held company.

                   The purpose of the Compensation Committee is to discharge the board's responsibilities relating to compensation of executive officers.  The committee has overall responsibility for evaluating and approving executive officer salary, benefits, bonus, incentive compensation, severance, equity-based or other compensation plans, as well as compensation policies and programs.

Compensation Committee Report

                The Compensation Committee has reviewed the section titled "Compensation Discussion and Analysis" with management.  Based on the review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors:

Milton E. Magee, Chairman
John M. Lannom
Allen G. Searcy
David R. Taylor
P. H. White, Jr.

                                               Compensation Discussion and Analysis

Our compensation programs are designed to align compensation with business objectives and performance, and to enable us to attract, retain and reward executive officers who contribute to success of the Company. In order to link pay to performance, we provide an executive compensation program that includes base pay, annual incentive bonuses and retirement benefits through contributions to our Employee Stock Ownership and 401(k) plans.  In addition, all executive officers except for the Chief Financial Officer are provided life insurance during the term of their employment and in post-retirement periods.  Life insurance benefits for the Chief Financial Officer are limited to the term of employment.

Base Salary

                Subject to approval of the Compensation Committee, executive officer base salaries are set annually contingent upon job-related experience, individual performance and pay levels of similar positions at peer institutions.  We compare peer salary levels for specific positions as published in annual salary surveys conducted by the American Bankers Association, Tennessee Bankers Association and Bank Administrative Institute of banks of similar asset size.  We initially determine base salaries for new executive officers by evaluating responsibilities of the position, considering the experience of the individual and referring to the competitive marketplace for experienced executive talent in the financial services industry.

Incentive Compensation Plan

                The Chief Executive Officer, Chief Financial Officer and other executive officers are eligible for cash bonuses. The incentive plan provides bonus cash compensation based on pre-determined corporate, business unit and individual performance goals.  The level of incentive compensation for executive officers is based on return on equity with a minimum qualifying pre-bonus return on equity of 13.34%.  Once an incentive level is determined, 25% of each individual's total incentive pay is based on the individual meeting specific personal business development goals.

Retirement Contributions

                Percentage contributions to our Employee Stock Ownership and 401(k) plan are determined by the executive officer's base salary plus incentive compensation.

Executive Management Life Insurance Plans

Executive Management Life Insurance Death Benefit Only Salary Continuation Plans provided for in executive employment agreements for Ms. Winchester, Mr. Agee, Ms. Long, Mr. Ladd, and Mr. Henson were replaced in December 2007 with Endorsement Split Dollar Life Insurance Plans.  Each of these participants also participates in the Bank's larger group bank owned life insurance plan which offered Endorsement Split Dollar Life Insurance Plans to officers in the position of Vice President and higher.  The new agreements combine the benefits from both plans but do not change the total after-tax death benefit provided to each participant.

Imputed Income Tax Reimbursement Agreements also became effective January 1, 2008 and were entered into in order to keep the participants at the same after-tax benefit under the Amended and Restated Split Dollar Agreements.  Thus, Imputed Income Tax Reimbursement Agreements provide for annual cash payments to the participants until death beginning in March 2009 for the 2008 tax year in amounts equal to the a portion of the amount of the federal and state income taxes attributable to the income imputed to the participant on the benefit under the Amended and Restated Split Dollar Agreement.

Executive Employment Contracts

                Executive employment agreements are currently in effect for Mr. Agee, Ms. Long, Ms. Winchester, Mr. Lipford and Mr. Henson.  Agreements for Mr. Agee and Ms. Long include severance provisions in the event the executive officer is terminated for cause or voluntarily leaves the employment of the Bank.  Under these circumstances, the executive officer would be entitled to receive his base salary at the annual rate up to the termination date, a pro-rata portion of any bonus earned prior to the date of termination, plus any amounts due under any other benefit plans in effect at the date of termination.

                Employment agreements for Mr. Agee and Ms. Long also include severance provisions in the event that he or she is terminated in connection with a change of control.  In these circumstances the executive officer would receive severance pay in an amount equal to two times compensation paid in the preceding calendar year, or scheduled to be paid to the executive officer during the year of the notice of termination, whichever is greater, plus an additional amount sufficient to pay United States income tax on the salary amount so paid under the agreement.  The following table represents amounts that would be due these executive officers in the event of a change in control based upon 2007 compensation and a tax rate of 35 percent:

Jeffrey D. Agee	$795,674
Judy Long	$664,902

                The executive employment agreement for Ms. Winchester was amended and restated effective January 1, 2008 to provide for part-time employment. The term of employment under the new contract ends December 31, 2011 unless earlier terminated pursuant to the contract.  The contract provides for annual base compensation of $200,000 that includes payment of premiums on Executive's Long Term Care Insurance.  Ms. Winchester will not participate in Incentive Compensation Plans that may be offered to other officers of the Company.  Additional benefits include payment of premiums on health insurance, and a monthly allowance to cover automobile expenses for Bank related travel. Executive will be afforded participation in the ESOP and 401(k) contribution plans. In addition, Ms. Winchester will serve as a member of the board during the term of her employment for so long as shareholders continue to elect her.

                The executive employment agreement in effect for Mr. Lipford provides for terms and conditions of part-time employment.  Mr. Lipford's contract was amended effective January 1, 2008 to remove the severance provisions related to termination in connection with a change in control and to modify his annual compensation for 2008 to $119,075 which consists of salary in the amount of $115,461 and premiums for long-term care insurance in the amount of $3,614.  Mr. Lipford, on an annual basis and at the direction of the board, devotes such time to affairs of the Company as deemed appropriate in light of circumstances then existing. During 2007, Mr. Lipford continued to serve as chairman of our executive committee. In addition, Mr. Lipford will serve as a member of the board during the term of his employment for so long as shareholders continue to elect him.

                An executive employment agreement is also in effect for Mr. Henson and provides for terms and conditions of part-time employment.  Mr. Henson's duties include assisting the Chief Credit Officer in the management and timely elimination of material problem credits.  In addition, he will manage the other real estate owned (OREO) properties and support the Chief Credit Officer in succession planning in this area.  Mr. Henson will continue to serve as a member of the board during the term of his employment for so long as shareholders continue to elect him.

2007 Compensation for the Chief Executive Officer and Chief Financial Officer

                The same philosophies used in determining compensation for executive officers are used in determining compensation for the Chief Executive Officer and Chief Financial Officer.  The Compensation Committee establishes compensation of the Chief Executive Officer based on the achievement of specific financial and non-financial objectives.  Compensation of the Chief Financial Officer is based on recommendation of the President and Chief Executive Officer subject to review and approval of the Compensation Committee.  No specific weighting or formula is used to determine the level of compensation for the Chief Executive Officer or Chief Financial Officer.  The committee considers compensation levels for chief executive officer, chief financial officer and other executive officer positions of peer financial institutions as published in annual salary surveys of the American Bankers Association, Tennessee Bankers Association and Bank Administration Institute.

                Ms. Winchester served as Chief Executive Officer from 1996 until April 18, 2007.  The Chief Executive Officer's base salary has been reviewed and set by the Compensation Committee since 1996.  The committee increased Ms. Winchester's base salary to $280,000 in 2007 from $264,120 in 2006, which represents a 6% increase.  This level of base salary is in line with that of other chief executive officers serving peer institutions having total assets between $500 million and $1 billion.

                Mr. Agee was appointed Chief Executive Officer on April 18, 2007 and continues to serve as president.  Mr. Agee was appointed as president in April 2006.    Mr. Agee's base salary for 2007 was $185,000 compared to $165,000 in 2006.  Mr. Agee's salary was recommended by Ms. Winchester as Chairman and approved by the Compensation Committee.  This level of base salary is comparable with that of peer institutions in the State of Tennessee.

                Laura Beth Butler has served as Chief Financial Officer since June 2004.  The Chief Executive Officer makes recommendations for base salary of all executive officers (other than for Chief Executive Officer) subject to approval of the Compensation Committee.  Base salary for the Chief Financial Officer for 2007 was $100,000 compared to $88,000 for 2006 which represents a 13.6% increase.  This level of base salary is comparable with that of peer institutions in the State of Tennessee.

                The annual bonuses of the Chief Executive Officer(s) and Chief Financial Officer are determined based on a pre-defined bonus plan approved by the Compensation Committee.  The 2007 and 2006 annual bonuses as reported in this proxy statement were based on the achievement of corporate financial goals, personal business development goals and a pre-bonus return on equity of not less than 13.34%.

                The following table discloses the compensation paid to each of the Chief Executive Officer, Chief Financial Officer and our three other most highly compensated executive officers.  The following tabulation is for the periods ending December 31, 2007 and 2006:

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)	All Other Compensation ($)	Total ($)
Katie S. Winchester, Chairman	2007	$280,000	$102,200	$47,451	$429,651
	2006	$264,120	$96,695	$42,519	$403,334
Jeffrey D. Agee, President and Chief Executive Officer	2007	$185,000	$69,133	$40,561	$294,694
	2006	$165,000	$61,985	$35,699	$262,684
Laura Beth Butler, Chief Financial Officer	2007	$100,000	$16,013	$15,208	$131,221
	2006	$88,000	$14,095	$10,507	$112,602
Sherrell Armstrong, Chief Credit Officer	2007	$127,712	$32,041	$16,263	$176,016
	2006	$107,712	$13,467	$12,385	$133,564
Judy Long, Chief Operations Officer	2007	$154,260	$57,006	$34,994	$246,260
	2006	$139,260	$51,968	$31,649	$222,877

(1)	Katie S. Winchester--All Other Compensation for 2007 consists of an auto fringe benefit of $6,131, life insurance of $5,320, employer contributions to retirement plans of $22,500 and director fees totaling $13,500 of which $12,500 was paid to charitable organizations. All Other Compensation for 2006 consists of an auto fringe benefit of $6,924, life insurance of $1,595, employer contributions to retirement plans of $22,000 and director fees totaling $12,000 which were paid to charitable organizations.

(2)
Jeffrey D. Agee--All Other Compensation for 2007 consists of an auto fringe benefit of $977, executive life insurance of $3,584, employer contributions to retirement plans of $22,500 and director fees totaling $13,500. Of the $13,500 in director fees, $9,000 was paid to charitable organizations. All Other Compensation for 2006 consists of an auto fringe benefit of $981, executive life insurance of $718, employer contributions to retirement plans of $22,000 and director fees totaling $12,000. Of the $12,000 in director fees, $6,000 was paid to charitable organizations.
(3)
Laura Beth Butler--All Other Compensation for 2007 consists of life insurance $3,279 and employer contributions to retirement plans of $11,929. All Other Compensation for 2006 consists of life insurance of $270 and employer contributions to retirement plans of $10,236.
(4)
Sherrell Armstrong--All Other Compensation for 2007 consists of life insurance of $261 and employer contributions to retirement plans of $16,001. All Other Compensation for 2006 consists of life insurance of $243 and employer contributions to retirement plans of $12,142.
(5)
Judy Long--All Other Compensation for 2007 consists of an auto fringe benefit of $1,822, life insurance of $278, employer contributions to retirement plans of $22,394 and board secretary fees totaling $10,500. Of the $10,500 in board secretary fees, $1,000 was paid to charitable organizations. All Other Compensation for 2006 consists of an auto fringe benefit of $1,821, life insurance of $266, employer contributions to retirement plans of $20,262 and board secretary fees totaling $9,000. Of the $9,000 in board secretary fees, $1,000 was paid to charitable organizations.

Director Compensation

Director fees are established by the board on an annual basis.  Directors who are executive officers of the Bank or any of its subsidiaries receive fees for service on the board, but do not receive additional compensation for service on a board committee. Fees paid to directors in 2007 for serving on the board were set at $500 for each meeting attended by each director.  In addition in 2007, we paid an annual retainer fee of $4,000 per director for service on the board of the Company. In addition, annual fees were paid in the amount of $3,000 to each of Ms. Winchester, Mr. Heckler and Mr. Agee for service on our Southwest Region Advisory Board.  This Advisory Board considers issues specific to customers in our southwest markets.

                We pay additional amounts annually for service on various committees.  Members of the Audit Committee and Corporate Governance/Nominating/Compensation Committee are each paid $10,000 with an additional $2,000 paid to each committee chairman.  Outside directors serving on all other board committees are compensated at $5,000 annually, except Executive Committee members who receive $10,000 annually.

                All director fees are paid in cash.  Directors may choose to have their fees donated to a charitable organization qualifying under Section 501(c)(3) of the Internal Revenue Code.  Fees designated and paid to such charities are included as "all other compensation" in the Director Compensation Table below, unless otherwise noted.

                Director compensation for the years ended December 31, 2007 is as follows:

Director Compensation Table

Name	Fees Earned or Paid in Cash ($)	All Other Compensation ($)		Total ($)
Jeffrey D. Agee				*
Eddie E. Anderson	$19,000	$1,500		$20,500
J. Walter Bradshaw	9,500	6,000		15,500
James Daniel Carpenter	9,500	6,000		15,500
William C. Cloar	11,500	3,000		14,500
Richard W. Donner	18,000	2,000		20,000
Bentley F. Edwards	18,000	1,000		19,000
Larry W. Gibson	14,500	1,000		15,500
Christian E. Heckler	13,500	171,514	(1)	185,014
Ralph Henson	6,000	134,884	(2)	140,884
Barry Ladd	11,167	6,000		17,167
John Lannom	30,000			30,000
Stallings Lipford	7,500	150,498	(3)	157,998
Milton E. Magee	32,500			32,500
Allen G. Searcy	26,500	4,000		30,500
G. W. Smitheal, III	19,500	1,000		20,500
David R. Taylor	21,000	11,500	(4)	32,500
Larry S. White	1,000	19,500	(4)	20,500
P. H. White, Jr.	1,000	29,000	(4)	30,000
Dwight Steven Williams	13,500	7,000		20,500
Katie S. Winchester				*
Joe Yates	14,000	1,000		15,000

(*)   Fees paid are included in Summary Compensation Table.

(1)	All Other Compensation for Christian E. Heckler consists of a base salary of $125,000, an auto fringe benefit of $4,077, life insurance of $3,330, bonus of $19,963, employer contributions to retirement plans of $16,756 and loan insurance commissions of $2,388.
(2)
All Other Compensation for Ralph Henson consists of a base salary of $100,000, auto fringe benefit of $12,847, life insurance of $4,729, employer contributions to retirement plans of $12,808 and director fees of $4,500 paid to charitable organizations.
(3)
All Other Compensation for Stallings Lipford consists of a base salary of $119,075, life insurance of $14,060, employer contributions to retirement plans of $14,363 and director fees of $3,000 paid to charitable organizations.
(4)
Directors fees paid to 501(c)(3) qualifying charitable organizations are included as "All Other Compensation." Mr. David Taylor, Mr. Larry White and Mr. P. H. White, Jr. had such payments to charities in excess of $10,000 as noted in the table above.

Code of Ethics

                We have a Code of Ethics, which is applicable to all employees, including the principal executive officer as well as all professionals serving in a finance, accounting, treasury, tax or investor relation role.  We also have a separate Code of Ethics for financial professionals, which contains provisions specific to financial professionals.  Both the Code of Conduct and the Code of Ethics for Financial Professionals are available on our website (www.firstcitizens-bank.com).  We intend to post changes and amendments to our Code(s) of Conduct and Ethics at this location on our website.

 Proposal II - Ratification of Auditors

                 The Audit Committee has selected Alexander Thompson Arnold PLLC, independent auditors to audit financial statement for the year ending December 31, 2008.  We are presenting this proposal to the shareholders for ratification at the annual meeting.  A representative of Alexander Thompson Arnold PLLC is expected to be present at the meeting, will have the opportunity to make a statement, and is expected to be available to respond to appropriate questions.

                Ratification of the selection of Alexander Thompson Arnold PLLC as our independent auditors requires the affirmative vote of the holders of a majority of the shares represented at the meeting.

                 The board of directors recommends a vote "FOR" the ratification of the appointment of Alexander Thompson Arnold PLLC as our independent auditors for the year ending December 31, 2008.

 Certain Relationships and Related Transactions

             We conduct certain transactions with executive officers, directors, principal shareholders and their affiliates (collectively referred to hereafter as "related parties" for the purposes of this discussion).  Such transactions are conducted under the ordinary course of business and consist primarily of loan and deposit activities.  Extensions of credit to related parties are governed by board-approved policies.  Such policies are designed and implemented to comply with applicable regulations including but not limited to 12 CFR 215.  The Company's board approved Code of Conduct provides guidance regarding transactions with related parties.  Written policies and procedures as well as the Code of Conduct require related party transactions to be entered into under substantially the same terms as unrelated party transactions.  All non-lending transactions with related parties of a material nature are approved by the board of directors.

                Banking transactions in the ordinary course of business with directors, officers, principal shareholders, and their affiliates are on the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with others.  An affiliate includes a corporation or other entity of which an officer or director of the Company is an officer, partner, or 10% shareholder; any trust or estate of which he is a trustee, executor or significant beneficiary; or any relative or spouse or spouse's relative who lives in his home.  These loans do not represent unfavorable features or more than a normal risk of collectibility. These loans aggregated total $17.2 million and represent approximately 23% of shareholders' equity as of December 31, 2007.

                During 2007, the Bank paid approximately $117,000 to Forcum-Lannom Contractors, LCC for leasehold improvements to facilities for the loan production offices in Jackson and Franklin, Tennessee.  Director David R. Taylor owns 40 percent of the company and is president of the company.  Forcum-Lannom, Inc., owns 27.5 percent of Forcum-Lannom Contractors, LLC. Director John M. Lannom holds the position of chairman and chief executive officer of Forcum-Lannom, Inc.  The Bank seeks competitive bids for construction projects.

Section 16(a) Beneficial Ownership Reporting Compliance

                Our officers and directors are subject to reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934. Based solely on a review of relevant filings and representations made to us by these persons, all changes in beneficial ownership of securities by insiders were reported to the Securities and Exchange Commission in 2007 on a timely basis, except for two inadvertent late filings.  One was for 740 shares inherited by Milton Magee on April 2, 2007 and the other was for 16,214 shares inherited by G. W. Smitheal III on December 13, 2007.

Proposals by Shareholders/Director Selection

                Shareholder proposals intended to be presented in proxy materials to be mailed in 2009 other than nominees to be proposed for election to the Board of Directors must be submitted by certified or registered mail to Judy Long, Secretary, First Citizens Bancshares, Inc., P.O. Box 370, Dyersburg, TN 38025-0370, no later than December 1, 2008.

                Nominees to be proposed for election to the board of directors other than those made by the Nominating Committee must be delivered in writing to the Secretary of the Company 90 days prior to the month and day that proxy materials related to the most recent election of directors were mailed to shareholders.  The written notice must include the full name of the proposed director, age and date of birth, educational background and a list of business experience and positions held by the proposed director for the preceding 5 years.  The notice must include home and business addresses and telephone numbers.  In addition, the submission must include a signed representation by the nominee to timely provide all necessary information requested by the Company in order that disclosure requirements may be met in the solicitation of proxies for the election of directors.  The name of each nominee for director must be placed in nomination by a shareholder present in person at the annual meeting.  The nominee must also be present in person at the annual meeting.

Shareholder Communication

                Shareholders desiring to communicate directly with the board of directors may do so through the Corporate Governance Committee by contacting the chairman or any member of the committee.  Committee membership is identified on our website at www.firstcitizens-bank.com or may be obtained by calling the Audit Department at 731-287-4275.  Letters sent via the US Postal Service may be mailed to Chairman, Corporate Governance Committee, First Citizens National Bank Audit Department, P.O. Box 890, Dyersburg, TN  38025-0890.

Other Business

                The board of directors knows of no other business other than that set forth herein to be transacted at the meeting; but, if other matters requiring a vote of shareholders arise, persons designated as proxies will vote their judgment on such matters.  If you specify a different choice on the proxy, your shares will be voted in accordance with the specifications you make.

Annual Reports

                A copy of our Annual Report to Shareholders for the year ended December 31, 2007, accompanies this report.  Biographical information about our Chief Executive Officer and other executive officers is included in the Form 10-K filed with the Securities and Exchange Commission.  A copy of the annual report on Form 10-K filed with the Securities and Exchange Commission will be furnished at no cost to any shareholder requesting a copy. Neither the Annual Report to Shareholders or Form 10-K is considered proxy-soliciting material except to the extent expressly incorporated by reference in this proxy statement.  Requests should be in writing to Judy Long, Secretary, First Citizens Bancshares, Inc., P.O. Box 370, Dyersburg, TN 38025-0370.

                                    By Order of the Board of Directors

                                                    /s/ JUDY LONG
                                                    SECRETARY

Dyersburg, TN
March 14, 2008

FIRST CITIZENS BANCSHARES, INC.
One First Citizens Place
Dyersburg, Tennessee 38024

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned, a shareholder of First Citizens Bancshares, Inc., hereby appoints William C. Cloar and Steve Williams, and each of them severally, proxies of the undersigned, with full power of substitution, to vote the shares of Capital Stock of First Citizens Bancshares, Inc. standing in the name of the undersigned on February 14, 2008, at the Annual Meeting of Shareholders to be held in the Lipford Room of First Citizens National Bank, on Wednesday, April 16, 2008, at 10:00 A.M., and at all adjournments thereof:

(1) Election of Directors

        [_] For all nominees listed below        [_] Withhold authority to vote for all nominees
                                                                                   listed below

INSTRUCTIONS:   YOU MAY WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE LISTED BELOW BY LINING THROUGH OR STRIKING OUT SUCH INDIVIDUAL'S NAME

NOMINEES FOR ELECTION WHOSE TERMS WILL EXPIRE IN 2011

J. Walter Bradshaw, Larry W. Gibson, Allen G. Searcy, David R. Taylor, Dwight Steven Williams, Katie S. Winchester, Joseph S. Yates

(2) Approval of Alexander Thompson Arnold, PLLC as auditor for the year ending December 31, 2008

        [_]  FOR                [_]  AGAINST        [_]  ABSTAIN

(3) To transact other business as may properly come before the meeting or any adjournments thereof

        [_]  FOR                [_]  AGAINST        [_]  ABSTAIN

This proxy confers authority to vote "For" the propositions listed unless "Against" or "Abstain" is indicated. If no direction is given, this proxy will be voted "For" the election of all nominees named and "For" approval of Alexander Thompson Arnold, PLLC as auditors for the current year.

Please sign exactly as name appears below.

When shares are held by joint tenants both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please sign full title. If more than one trustee, all should sign.

Dated March 14, 2008                      Signature ____________________________________________

                                                            Signature if jointly held __________________________________

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE